PROMISSORY NOTE


$73,000.00                                                     Santa Monica, CA
                                                               December 29, 2005

      FOR VALUE RECEIVED, Digicorp, Inc. (the "Maker"), a Utah corporation, HEREBY PROMISES TO PAY to the order of Jay Rifkin (the "Noteholder"), the principal sum of Seventy Three Thousand Dollars ($73,000.00) plus accrued interest thereon in lawful money of the United States on June 30, 2006 (the "Maturity Date").

      The following is a statement of the other terms and conditions to which this promissory note (the "Note") is subject and to which the Noteholder by the acceptance of this Note agrees:

      1. Interest Rate. Maker further promises to pay interest on the unpaid principal balance hereof at the rate of five percent (5%) per annum, such interest to be paid on the Maturity Date. Interest shall commence accruing on the issue date and shall be calculated on the basis of a 365-day year and actual days elapsed. In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of California. However, in the event of a breach of any provision of this Note, the interest rate shall increase to a per annum rate equal to eight percent (8%).

      2. Prepayment. The Maker shall have the right, at any time, to prepay without penalty, in whole or in part, the unpaid principal and interest due on this Note as of the date of such prepayment.

      3. Application of Payments to Principal and Interest. All payments made pursuant to this note shall first be applied to accrued but unpaid interest then outstanding, and then to principal, and interest shall thereupon cease to accrue upon the principal amount so paid.

      4. No Usury. Notwithstanding any provision of this Note to the contrary, the rate of interest charged by the Noteholder to the Maker in connection with this Note shall not exceed the maximum rate permitted by applicable law. To the extent that any interest otherwise paid or payable by the Maker to the Noteholder shall have been finally adjudicated to exceed the maximum amount permitted by applicable law, such interest shall be retroactively deemed to have been a required repayment of principal (and any such amount paid in excess of the outstanding principal amount shall be promptly returned to the Maker).

      5. Grant of Security Interest. As collateral security for the prompt and complete payment and performance when due, whether at the stated maturity, by acceleration or otherwise, of this Note, the Maker hereby grants to the Noteholder a security interest in the Maker's Accounts Receivable. Upon repayment of this Note, the Noteholder shall release the aforesaid security interest in the pledged Interest.

      6. Default Provisions. In the event this note shall be in default, and placed with an attorney for collection, then the Maker agrees to pay all reasonable attorney fees and costs of collection.

      7. Assignment. The Noteholder may not assign either the right to receive payment under this Note, or any other right conferred upon the Noteholder under the terms hereof to any other party without the consent of the Maker. Any transferee or transferees of this Note, by their acceptance hereof, agree to assume the obligations of the holder of this Note as set forth herein, and shall be deemed to be the "Noteholder" for all purposes hereunder.

      8. Entire Agreement. This Note contains the entire understanding between the Maker and the Noteholder (the "Parties") with respect to this Note and supersedes any prior written or oral agreement between them respecting the subject matter hereof. The Maker hereby irrevocably consents to the jurisdiction of the state and federal courts in Los Angeles County, California in connection with any action or proceeding arising out of or relating to this Note. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

      9. Governing Law. In the event of any litigation with respect to the obligations evidenced by this Note, the Maker waives the right to a trial by jury and all rights of set-off and rights to interpose permissive counterclaims and cross-claims. This Note shall be governed by and construed in accordance with the laws of the State of California and shall be binding upon the successors, assigns, heirs, administrators and executors of the Maker and inure to the benefit of the Payee, his successors, endorsees, assigns, heirs, administrators and executors.

      IN WITNESS WHEREOF, this Note has been executed and delivered on the date first specified above.

MAKER:

Digicorp, Inc.


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William B. Horne, CFO

NOTEHOLDER:

Jay Rifkin


---------------------------
Jay Rifkin